Subject to Completion, Pricing Supplement dated July 24, 2000
PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000		Pricing Supplement No.21 to Registration Statement No. 333-34392 Dated , 2000 Rule 424(b)(3)
Morgan Stanley Dean Witter & Co. MEDIUM-TERM NOTES, SERIES C Senior Fixed Rate Notes 7.40% Notes due 2010 Continuously Offered INcome SecuritiesSM (COINSSM)
We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

The COINS will not be listed on any national securities exchange or accepted for quotation on a trading market. There may be little or no secondary market for the COINS. Morgan Stanley & Co. Incorporated currently intends to act as market maker for COINS, but is not required to do so.

Principal Amount:	To be determined on the day we offer the COINS for initial sale to the public, which is expected to be July 28, 2000.	Annual Redemption Percentage Reduction:	N/A
Maturity Date:	July 1, 2010	Interest Rate:	7.40% per year
Settlement Date (Original Issue Date):	Expected to be August 2, 2000	Interest Payment Dates:	January 1, April 1, July 1 and October 1, commencing October 1, 2000
Interest Accrual Date:	Expected to be August 2, 2000	Interest Payment Period:	Quarterly
Issue Price:	100%	Book Entry Note or Certificated Note:	Book Entry Note
Agent's Discount or Commission:	1.50%	Senior Note or Subordinated Note:	Senior Note
Proceeds to Company:	98.50%	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Trustee:	The Chase Manhattan Bank
Redemption Percentage:	N/A	Minimum Denomination:	$25 and integral multiples thereof
Redemption Dates:	N/A	CUSIP:
Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.
"Continuously Offered INcome Securities" and "COINS" are our service marks.

MORGAN STANLEY DEAN WITTER